Exhibit 23.2

Consent of Independent Accountant

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91458) pertaining to the CoBiz Inc. Employees 401(k) Plan of our report dated June 12, 2003, with respect to the financial statements and schedule of the CoBiz Inc. Employees 401(k) Plan as of December 31, 2002 included in the Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Schroder & Associates, LLC

Denver, Colorado
June 21, 2004